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                                                                   EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of First National Bankshares of Florida, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated October 16, 2003, with respect to the consolidated financial statements of First National Bankshares of Florida, Inc. and Subsidiaries included in its Registration Statement on Form 10, as filed with the Securities and Exchange Commission on December 22, 2003.


/s/ Ernst & Young LLP


Ernst & Young LLP
Birmingham, Alabama
February 3, 2004